Exhibit 3.8

CERTIFICATE OF CORRECTION

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

KINDRED BIOSCIENCES, INC.

Kindred Biosciences, Inc., a Delaware corporation, hereby certifies, pursuant to Section 103 of the Delaware General Corporation Law, as follows:

FIRST: That the corporation filed an Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware on October 24, 2012 that is an inaccurate record of the corporate action referred to therein because the Amended and Restated Certificate of Incorporation inadvertently omitted (i) the county in which the corporation’s registered office is located and (ii) the year in which the Amended and Restated Certificate of Incorporation was executed.

SECOND: The first sentence of Article III of the Amended and Restated Certificate of Incorporation is hereby corrected to read in its entirety as follows:

The address of the Corporation’s registered office in the State of Delaware is 16192 Coastal Highway, Lewes, Sussex County, Delaware 19958.

THIRD: The execution paragraph of the Amended and Restated Certificate of Incorporation is hereby corrected to read in its entirety as follows:

IN WITNESS WHEREOF, Kindred Biosciences, Inc., has caused this Amended and Restated Certificate of Incorporation to be signed by Richard Chin, a duly authorized officer of the Corporation, on October 22, 2012.

[Signature page follows]

IN WITNESS WHEREOF, Kindred Biosciences, Inc. has caused this certificate to be signed by its duly authorized officer on the date set forth below.

KINDRED BIOSCIENCES, INC.

By:	/s/ Richard Chin
Name: Richard Chin, M.D.
Title: President and Chief Executive Officer

Date:	12/4/13